Exhibit 8.1

PRINCIPAL SUBSIDIARIES AND CONSOLIDATED VARIABLE INTEREST ENTITIES

	Name of Entity	PLACE OF INCORPORATION
1.	E-House Real Estate Ltd.	British Virgin Islands
2.	E-House China (Beijing) Holdings Limited	British Virgin Islands
3.	E-House & Cityrehouse Real Estate Development Ltd.	British Virgin Islands
4.	Evercrest Holdings Limited	British Virgin Islands
5.	China E-Real Estate Holdings Ltd.	British Virgin Islands
6.	CRIC (China) Information Technology Co., Ltd.	British Virgin Islands
7.	Status Company Ltd.	British Virgin Islands
8.	Omnigold Holdings Ltd.	British Virgin Islands
9.	China Commercial Real Estate Group Limited	British Virgin Islands
10.	E-House (China) Capital Investment Management Ltd.	British Virgin Islands
11.	China Real Estate Information Corporation	Cayman Islands
12.	China Online Housing Technology Corporation	Cayman Islands
13.	E-House Real Estate Asset Management Ltd.	Cayman Islands
14.	China E-Real Estate Group Ltd.	Hong Kong
15.	Status Holdings Ltd.	Hong Kong
16.	China Online Housing (Hong Kong) Co., Limited	Hong Kong
17.	China Real Estate Business Group Limited	Hong Kong
18.	E-House (China) Asset Management (HK) Limited	Hong Kong
19.	Shanghai City Rehouse Real Estate Agency Ltd.	PRC
20.	Shanghai Real Estate Sales (Group) Co., Ltd.	PRC
21.	Shanghai Yi Yue Information Technology Co., Ltd.	PRC
22.	Shanghai Yi Xin E-Commerce Co., Ltd.	PRC
23.	Shanghai CRIC Information Technology Co., Ltd.	PRC
24.	Shanghai Yifang Software Co., Ltd.	PRC
25.	Shanghai Dehu PR Consulting Co., Ltd.	PRC
26.	Shanghai SINA Leju Information Technology Co., Ltd.	PRC
27.	Beijing Yisheng Leju Information Services Co., Ltd.	PRC
28.	Beijing Maiteng Fengshun Science and Technology Co., Ltd.	PRC
29.	Beijing Jiajujiu E-Commerce Co., Ltd.	PRC
30.	Shanghai YiHan Investment Management Consultants Co., Ltd.	PRC